UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

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Cutera Inc.

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EXPLANATORY NOTE

Commencing on June 5, 2012, Cutera Inc.(“Cutera”)  sent the following communication to certain stockholders:

Re:	Cutera’s 2012 Annual Meeting of Stockholders — June 13, 2012 (“Annual Meeting”) Proposal 2- A Non-Binding Advisory Vote on the Approval of Executive Compensation (“Say on Pay”)

Dear Stockholder:

We are writing to ask for your support at the Annual Meeting with respect to Proposal 2, or Say on Pay.  As you may be aware, Institutional Shareholder Services (“ISS”) has recommended a vote AGAINST this proposal for a few reasons:
•	In 2010, the Company cancelled underwater options held by the CEO and CFO and replaced them with new, at-the-money options
•	2011 is the third year of consecutive negative one-, three- and five-year Total Stockholder Returns (“TSRs”) at the Company; and
•	A significant portion of CEO pay is not rigorously performance-based.

We strongly disagree with ISS’s recommendation, which we believe was based on facts that were misunderstood and which does not adequately take into account the totality of the circumstances applicable to our situation.

As a result, we ask that you vote FOR the approval of our executive compensation program.

First ISS Criteria:

Contrary to ISS’s understanding, in 2010 we did not cancel certain underwater options (i.e. with exercise prices below the then current value of our stock) and grant new options to the CEO and CFO in lieu of the cancellation.

ISS incorrectly believes that the Compensation Committee of Cutera’s Board of Directors granted our President and Chief Executive Officer ─ Mr. Kevin P Connors – and EVP and Chief Financial Officer – Mr. Ronald J. Santilli ─ new options in 2010 in lieu of the cancellation of certain underwater option grants.

(a)	In 2010 our Compensation Committee approved annual, merit stock options consistent with our historical practices as shown in the table below:

Year	Number of Stock Options Granted
	Mr. Connors	Mr. Santilli
2011	120,000	80,000
2010	120,000	55,000
2009	120,000	55,000
2008	133,300	63,700

(b)
In determining the 2010 stock option grants, the Company did not request or require the executive officers to return underwater options, i.e. there was not a quid pro quo for returning the underwater stock options.

(c)
Rather, our CEO and CFO voluntarily surrendered 95,000 and 57,000, respectively, of underwater stock options to benefit the Company and its stockholders by reducing the stock-based compensation expense associated with these underwater options and to reduce the total stockholder overhang (i.e. shares subject to outstanding awards that could potentially be exercised and sold at a future time in certain circumstances, creating downward pressure on the price).

(d)
In 2010, our Compensation Committee granted Restricted Stock Units (“RSU”) to our executives for a number of reasons. These equity awards helped offset the significant decline in bonus payouts due to the economic down turn, reduced benefits resulting from the implementation of cost cutting measures and promoted cash conservation.  The table below shows  compensation for Mr. Connors and Mr. Santilli, other than option-based compensation, for fiscal years 2008 through 2011:

Name and Year	Salary	Bonus	Restricted Stock Awards	All Other Compensation	Total Compensation Excluding Stock Options
Kevin P. Connors
2011	$420,000	$226,365	$95,920	$0	$742,285
2010	$420,000	$0	$337,920	$0	$757,920
2009	$420,000	$18,454	$0	$0	$438,454
2008	$420,000	$53,086	$0	$17,669	$490,755

Ronald J. Santilli
2011	$290,000	$117,389	$65,400	$0	$472,789
2010	$290,000	$0	$225,280	$0	$515,280
2009	$290,000	$10,012	$0	$0	$300,012
2008	$290,000	$28,513	$0	$10,350	$328,863

Second ISS Criteria:

Although 2011 is the third year of consecutive negative one-, three- and five-year TSRs at the Company, we are performing better than other companies in our industry and have made other significant operational developments.

While we recognize that the past three years have been challenging for Cutera and our industry, due in part to the significant impact of the global economic recession on our entire industry, we have implemented several key initiatives to improve our revenue, profitability and strategic position:
•	Introduced new products- GenesisPlus in 2010, ExcelV in 2011 and truSculpt in 2012;
•	Restructured our sales management organization in 2010 and 2011;
•	Implemented three reduction-in-force programs in 2009, specifically targeting positions that were directly impacted by the business slow down;

•	Acquired a competitor- Iridex’s aesthetic business unit- in 2012; and
•	Prudently managed the business and maintained a strong balance sheet to ensure the long term success of the Company.

Our operational results have also improved. For the fourth consecutive quarter ended on March 31, 2012,  we have experienced revenue growth in excess of 22%, compared to the respective periods in the year-ago quarters. ISS has failed to take this improvement in our business performance into account.  In addition, ISS’s own report highlights that Cutera has performed significantly better than a peer group of all Russell 3000 health care equipment and services companies that ISS compared us to. The following table has been excerpted from ISS’s proxy report:

	1-year	3-year	5-year
Cutera TSR (%)	-10.13	-5.65	-22.70

Health care equipment and Services Companies’ TSR (GICS 3510) (%)	-29.29	-10.92	-34.02

Third ISS Criteria:

Contrary to ISS’s opinion, we believe that a significant portion of CEO pay is performance based compensation.

At Cutera, our Compensation Committee is comprised only of independent board members, is focused on implementing an executive compensation program that is designed to retain key management personnel and link management compensation to the Company's strategic business objectives, specific financial performance and the enhancement of stockholder returns. We believe that the approach adopted by our Compensation Committee achieved the appropriate balance of relevant factors and that it was in the best interests of our stockholders.

	Base Compensation & Benefits		Performance Based Compensation
Name and Year	Salary	Benefits	Bonus and Profit Sharing	Restricted Stock Awards	Stock Options	Total (A)	Total Compensation (B)	Performance Based Compensation as a % of Total Compensation (A/B)
Kevin P. Connors
2011	$420,000	$0	$226,365	$95,920	$359,508	$681,793	$1,101,793	62%
2010	$420,000	$0	$0	$337,920	$391,852	$729,772	$1,149,772	63%
2009	$420,000	$0	$18,454	$0	$481,284	$499,738	$919,738	54%
2008	$420,000	$17,669	$53,086	$0	$708,145	$761,231	$1,198,900	63%

Ronald J. Santilli
2011	$290,000	$0	$117,389	$65,400	$239,672	$422,461	$712,461	59%
2010	$290,000	$0	$0	$225,280	$171,266	$396,546	$686,546	58%
2009	$290,000	$0	$10,012	$0	$220,589	$230,601	$520,601	44%
2008	$290,000	$10,350	$28,513	$0	$339,765	$368,278	$668,628	55%

We believe that both our executive bonus plan and equity awards are performance-based compensation. Our long-term incentives fluctuate in value depending on the Company’s performance. With respect to stock options, our executives realize value only if our stockholders realize appreciation in our stock price from the date of grant.  Similarly, with RSUs, the value that an executive will realize upon vesting is tied to our stock price at that time, providing alignment with our shareholders and important retention incentives.  It should be noted that our executives have not yet realized any actual gain on the May, 2010 option grants that ISS is still questioning. Further, we would point out that these performance-based compensation elements represent a significant portion of our executive compensation (for example, 62%, 63%, 54% and 63% of the total compensation in 2011, 2010, 2009 and 2008 of Mr. Connors was from bonus and equity awards).

Our executive bonus payments are based solely on the percentage of revenue growth and the rate of profitability achieved. For more details of the bonus plan, please see the Definitive Proxy filed with Securities and Exchange Commission on April 30, 2012.

In summary, using the information in our proxy statement, the above supplemental information and other public disclosures, we ask that you vote FOR the approval of our executive compensation program at the annual meeting to be held on June 13, 2012.

Signatures

By order of the Board of Directors,

/s/ Kevin P. Connors
Kevin P. Connors
President and Chief Executive Officer
Brisbane, California
June 5, 2012